Exhibit 99.4

QA HOLDINGS, LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$40,238	$47,204
Accounts receivable:
Trade and other, net of allowance for doubtful accounts	7,096	4,853
Oil and gas sales	24,523	33,805
Due from affiliates	1,489	3,610
Derivative instruments	10,174	8,223
Prepaid and other current assets	1,595	2,323
Total current assets	85,115	100,018
Noncurrent assets:
Oil and gas properties, using the full cost method of accounting (includes unproved oil and gas properties of $9,797 and $40,000 as of June 30, 2011 and December 31, 2010)	1,072,589	1,038,901
Gas processing equipment	8,887	7,605
Furniture, equipment, and other	5,542	4,685
Less accumulated depreciation, depletion and amortization	(410,898)	(374,197)
Total property and equipment, net	676,120	676,994
Equity investments	143,100	158,362
Derivative instruments	23,888	28,997
Other long-term assets	26,127	26,735
Total noncurrent assets	869,235	891,088
Total assets	$954,350	$991,106

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$482	$146
Oil and gas sales payable	19,452	19,173
Due to affiliates	11,803	-
Current portion of asset retirement obligations	2,544	2,318
Derivative instruments	40,710	40,540
Accrued and other liabilities	39,724	64,374
Total current liabilities	114,715	126,551
Noncurrent liabilities:
Long-term debt	375,681	380,081
Derivative instruments	77,140	61,018
Asset retirement obligations	51,296	49,133
Other long-term liabilities	7,527	7,552
Total noncurrent liabilities	511,644	497,784
Partners' capital:
Partners' capital	13,071	13,763
Noncontrolling interest	314,920	353,008
Total partners' capital	327,991	366,771
Total liabilities and partners' capital	$954,350	$991,106

See accompanying notes to the consolidated financial statements

QA HOLDINGS, LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Revenues:
Oil, natural gas and natural gas liquids sales	$154,397	$86,857
Processing and other	9,087	4,135
Total revenues	163,484	90,992
Operating Expenses:
Production expenses	60,074	37,257
Depreciation, depletion and amortization	36,698	19,241
Accretion of asset retirement obligations	2,163	1,455
Management fees	5,829	4,970
Acquisition evaluation costs	-	1,042
General and administrative	18,048	10,414
Bargain purchase gain	-	(1,020)
Other expense	-	216
Total operating expenses	122,812	73,575
Operating income	40,672	17,417
Other Income (Expense):
Equity in (losses) earnings	(5,151)	708
(Losses) gains on commodity derivative contracts, net	(24,040)	47,846
Interest expense, net	(17,260)	(12,884)
Other expense	-	(409)
Total other (expense) income	(46,451)	35,261
(Loss) income before income taxes and (losses) earnings attributable to noncontrolling interests	(5,779)	52,678
Income tax expense	(547)	(211)
Net (loss) income	(6,326)	52,467
Net (loss) income attributable to noncontrolling interest	(6,156)	47,206
Net (loss) income attributable to QAH	$(170)	$5,261

See accompanying notes to the consolidated financial statements

QA HOLDINGS, LP
CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
(In thousands)
(Unaudited)

			Total
	General	Limited	Partners'	Noncontrolling	Total
	Partner	Partners	Capital	Interest	Equity
Balances - December 31, 2010	$137	$13,626	$13,763	$353,008	$366,771
Distributions to partners	(20)	(1,985)	(2,005)	(64,807)	(66,812)
Share-based compensation	5	461	466	-	466
Excess consideration over contribution of net assets to affiliated company	10	1,007	1,017	32,875	33,892
Net loss	(2)	(168)	(170)	(6,156)	(6,326)
Balances - June 30, 2011	$130	$12,941	$13,071	$314,920	327,991

See accompanying notes to the consolidated financial statements

QA HOLDINGS, LP
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(6,326)	$52,467
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	36,698	19,241
Accretion of asset retirement obligations	2,163	1,455
Amortization of deferred financing costs	1,566	1,320
Non-cash general and administrative expense included in equity earnings	(3,331)	-
Non-cash share-based compensation contributed by partner	992	-
Unrealized losses (gains) on derivative contracts	16,574	(37,699)
Loss on disposal of furniture, fixtures and equipment	-	575
Bargain purchase gain	-	(1,020)
Equity in losses of QR Energy, LP	6,924	-
Equity in earnings of Ute Energy, LLC	(1,773)	(708)
Changes in operating assets and liabilities:
Accounts receivable and other assets	8,732	(30,890)
Accounts payable and other liabilities	(14,919)	11,117
Net cash provided by operating activities	47,300	15,858
Cash flows from investing activities:
Additions to oil and gas properties	(35,281)	(11,711)
Acquisition of oil and gas properties	-	(891,856)
Additions to furniture, equipment and other	(854)	(648)
Proceeds from sale of oil and gas properties	2,673	-
Proceeds from QR Energy, LP over-allotment	42,000	-
Distributions from QR Energy, LP	8,434	-
Net cash provided by (used in) investing activities	16,972	(904,215)
Cash flows from financing activities:
Contributions by partners and noncontrolling interest owners	-	453,054
Distributions to partners and noncontrolling interest owners	(66,812)	(12,000)
Proceeds from bank borrowings	-	574,752
Repayments on bank borrowings	(4,400)	(113,534)
Deferred financing costs	(26)	(11,867)
Net cash (used in) provided by financing activities	(71,238)	890,405
(Decrease) increase in cash and cash equivalents	(6,966)	2,048
Cash and cash equivalents at beginning of period	47,204	17,156
Cash and cash equivalents at end of period	$40,238	$19,204

See accompanying notes to the consolidated financial statements

QA Holdings, LP
Notes to Consolidated Financial Statements
(Unaudited)

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

NOTE 1 - DESCRIPTION OF BUSINESS

QA Holdings, LP (“QAH” or the “Partnership”), a Delaware limited partnership, commenced operations on April 1, 2006 for the primary purpose of acquiring, owning, enhancing and producing oil and gas properties through its subsidiaries. QAH’s ownership interest in these subsidiaries ranges from 1% to 100%. QAH is deemed to have effective control of all of these subsidiaries and, therefore, the accounts of all of its subsidiaries are included in the accompanying consolidated financial statements. At June 30, 2011, the Partnership owns properties located in Alabama, Arkansas, Florida, Kansas, Louisiana, Mississippi, New Mexico, Oklahoma, and Texas.

QA Global GP, LLC (QA Global) is the general partner of and owns a 1% interest in QAH. The limited partners of QAH are QR Holdings, LP (QR), Aspect Asset Management, and members of management of QAH.

The following subsidiaries are wholly owned by QAH:
•      Black Diamond Resources, LLC (Black Diamond)
•      Black Diamond Resources 2, LLC
•      Black Diamond GP, LLC
•      QA GP, LLC (QA GP)
•      Quantum Resources Management, LLC (QRM)
•      QAB Carried WI, LP (QAB)
•      QAC Carried WI, LP (QAC)
•      QRFC, LP (QRFC)
•      QR Ute Partners (QR Ute)

The following subsidiaries are not wholly owned but are deemed to be under QAH’s effective control with the ownership percentages listed below:

	General Partner	Ownership Percentage	Limited Partners	Ownership Percentage
Quantum Resources A1, LP (QRA1)	QAP	3%	Other	97%
Quantum Resources B, LP (QRB)	QAP	3%	Other	97%
Quantum Resources C, LP (QRC)	QAP	3%	Other	97%
Quantum Aspect Partnership (QAP)	QA GP	1%	Other	99%

The entities listed above comprise Quantum Resources Fund (the Fund). The Fund’s objective is to acquire and enhance mature, long-lived oil and gas producing assets. The Fund is managed by QA Asset Management, LLC (QAAM), an affiliated entity. Quantum Aspect Partnership (QAP) is the general partner of the investor limited partnerships, including QRA1, QRB, and QRC, (collectively, the LP's). The LPs pay management fees to QAAM as specified in the respective partnership agreements. QAP receives, after the limited partners have recovered their initial investment and a preferred rate of return, participation in an additional 14% of cash flows generated by the LP's.

Certain of the above subsidiary limited partnerships, including QRA1, QRB, QRC, QAB, QAC and Black Diamond, also comprise the Fund (the Fund). The Fund is managed by QRM.

The Partnership also has an equity investment in QR Energy, LP (QRE), a limited partnership formed in September 2010 by affiliates of the Partnership. QRE was formed to receive certain of the assets of the Partnership. In connection with QRE’s initial public offering (the IPO) in December 2010, the Fund: (i) conveyed interests in certain oil and gas properties to QRE in exchange for cash and units, and (ii) entered into services and omnibus agreements (see Note 15).

Oil and gas properties are initially acquired by QAP or QRM and ownership interests are subsequently assigned to the entities in the Fund based on the relative contributed capital of each entity. Based on current relative capital contributions, ownership of properties acquired is allocated approximately as follows:

Entity	Ownership Percentage
QRA1	93%
QAB	2%
QAC	3%
Black Diamond	2%

QAH and QA Global are managed by QAAM.

QRM provides personnel and services to the LP’s and Black Diamond. QRM also provides personnel and services to QRE and its subsidiaries. The pro-rata cost of these services is allocated to these entities based on their relative property ownership.

The LP’s each have a 12-year term, which can be extended for two one-year periods. Under the partnership agreements, any funding of the partners’ equity commitments is to be completed within six years, as amended, of the commencement date. The partnership agreements provide that the general partner and its affiliates contribute an amount equal to 3% of the LP’s contributions and purchase a 2% interest in each property in the name of Black Diamond. Black Diamond also receives an additional 2% carried interest from QRA1 in the properties acquired.

QRB provides funding to QAB, which then acquires a working interest in the properties. In exchange for the funding provided, QRB receives a net profits interest in those same properties.

QRC provides funding to QAC, which then acquires a working interest in the properties. In exchange for the funding provided, QRC receives a net profits interest in those same properties.

During the six months ended June 30, 2011, we recorded out-of-period adjustments related to the twelve months ended December 31, 2010 that increased our loss before taxes for the six months ended June 30, 2011 by $0.7 million. The adjustments consisted of a decrease to our loss before taxes of $0.7 million related to gas imbalances (see Note 12) and an increase to our loss before taxes of $1.4 million related to ad valorem taxes on non operated properties. After evaluating the quantitative and qualitative aspects of the errors, we concluded our previously issued financial statements were not materially misstated and the effect of recognizing these adjustments in the consolidated financial statements for the six months ended June 30, 2011 is not material to our results of operations, financial position, or cash flows.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information and do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. The unaudited consolidated financial statements for the six months ended June 30, 2011 and 2010 also include all adjustments (consisting of normal recurring adjustments) the Partnership believes are necessary for a fair statement of the results for the interim periods. Operating results for the six month periods ended June 30, 2011 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2011.

During interim periods, the Partnership follows the accounting policies disclosed in its December 31, 2010 Audited Consolidated Financial Statements. Please refer to the footnotes to the December 31, 2010 Audited Consolidated Financial Statements when reviewing the interim financial results.

Accounting Policy Updates/Revisions

The accounting policies followed by the Partnership are set forth in Note 2 of the Notes to the Consolidated Financial Statements in the Partnership’s December 31, 2010 Audited Consolidated Financial Statements. There have been no significant changes to these policies during the six months ended June 30, 2011.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance requiring additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and increased disclosure of different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements should be presented separately. This guidance is effective for annual and interim reporting periods beginning after December 15, 2009 for most of the new disclosures and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Adoption of this Update did not have a material impact on the Partnership’s consolidated financial statements.

In February 2010, the FASB issued to address certain implementation issues related to an entity’s requirement to perform and disclose subsequent-events procedures. All of the amendments in the Update are effective upon issuance of the final Update, except for conduit debt obligors, which is effective for interim and annual periods ending after June 15, 2010. Adoption of this Update did not have a material impact on the Partnership’s consolidated financial statements.

In December 2010, the FASB issued guidance which specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combinations(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The update also expands the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. This update was adopted by us on January 1, 2011, and will be applied if the Partnership enters into a business combination transaction subsequent to that date.

In May 2011, the FASB issued guidance pertaining to fair value measurement that included a common definition of fair value and information to assist reporting entities to measure and disclose fair value with regards to U.S. GAAP and International Financial Reporting Standards (“IFRS”) convergence issues. This guidance becomes effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. We are currently evaluating the impact that this accounting guidance may have on our consolidated financial position, results of operations and cash flows.

NOTE 3 - INVESTMENTS

The Partnership’s equity investments consist of the following:

	June 30, 2011	December 31, 2010
Investment in QR Energy, LP	$91,823	$108,859
Investment in Ute Energy, LLC	51,277	49,503
	$143,100	$158,362

The Partnership’s equity in (losses) earnings consists of the following for the periods:

	Six Months Ended June 30,
	2011	2010
Equity in (losses) of QR Energy, LP	$(6,924)	$-
Equity in earnings of Ute Energy, LLC	1,773	708
	$(5,151)	$708

NOTE 4 - OTHER ASSETS

Other assets comprised the following as of the balance sheet dates indicated:

	June 30, 2011	December 31, 2010
Property reclamation deposit	$10,730	$10,730
Inventories	8,441	7,533
Deferred financing costs, net of amortization	5,349	6,889
Other long-term assets	1,607	1,583
Other assets	$26,127	$26,735

NOTE 5 - ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities comprised the following as of the balance sheet dates indicated:

	June 30, 2011	December 31, 2010
Accrued payables	$24,982	$29,442
Distributions payable (1)	-	20,686
Accrued property tax	6,036	3,923
Accrued bonuses	1,977	3,380
Accrued production tax payable	4,672	3,352
Other	2,057	3,591
	$39,724	$64,374

(1)
In connection with the conveyance of certain net assets to QRE, the Partnership paid cash distribution of $300 million, of which a declared and irrevocable portion remained unpaid as of December 31, 2010. This portion was paid in January 2011.

NOTE 6 - LONG-TERM DEBT

In September 2006, the Partnership, through its subsidiaries, QRA1, QRFC and Black Diamond, entered into three separate five-year revolving credit agreements with a syndicated bank group (the Original Credit Facilities). The Original Credit Facilities were held by mortgages on oil and gas properties and related assets.

Borrowings under the Original Credit Facilities bear interest at the Alternative Base Rate (ABR) or the Eurodollar Rate plus a margin based on the borrowing base utilization. The margin ranges between 2% and 3% for Eurodollar loans and 1% and 2% for ABR loans. The ABR is defined as the higher of the prime rate or the Federal Funds Effective Rate plus 0.5%. The Eurodollar Rate is defined as the applicable British Bankers’ Association London Interbank Offered Rate (LIBOR) for deposits in U.S. dollars.

On May 14, 2010 the Partnership terminated its Original Credit Facilities and entered into three separate four-year revolving credit agreements (the New Credit Facilities) with maturity dates of May 14, 2014. All outstanding loans under the Original Credit Facilities were repaid in full from borrowings from the New Credit Facilities and all remaining unamortized loan costs totaling $0.7 million were written off. The New Credit Facilities have a maximum commitment of $850 million. In conjunction with the amendments, the Partnership incurred $11.5 million of debt issuance costs which were capitalized and are being amortized over the term of the agreements. As of June 30, 2011 and December 31, 2010, the Partnership's current conforming borrowing base was $415 million.

Borrowings under the New Credit Facilities bear interest at the Alternative Base Rate (ABR) or the Eurodollar Rate plus a margin based on the borrowing base utilization. The margin ranges between 2% and 3% for Eurodollar loans and 1% and 2% for ABR loans. The ABR is defined as the higher of the prime rate or the sum of the Federal Funds Effective Rate plus 0.5%. The Eurodollar Rate is defined as the applicable British Bankers’ Association London Interbank Offered Rate (LIBOR) for deposits in U.S. dollars.

The new credit agreements require the Partnership to maintain a leverage ratio of not more than 4.5 to 1.0 currently, decreasing to 4.0 to 1.0 beginning with the period ended September 30, 2011 and continuing through maturity, and a current ratio of not less than 1.0 to 1.0. Additionally, the credit agreements contain various covenants and restrictive provisions which limit the Partnership’s ability to incur additional debt, guarantees or liens; consolidate, merge or transfer all or substantially all of its assets; make certain investments, acquisitions or other restricted payments; modify certain material agreements; engage in certain types of transactions with affiliates; dispose of assets; prepay certain indebtedness; and require delivery of audited financial statements within 120 days of the end of each fiscal year and quarterly financial statements within 45 days of the end of each quarter. The credit agreements also provides limits on the amount of commodity derivative contracts the Partnership may enter into, in particular prohibiting the Partnership from entering into commodity derivative contracts covering, in any given year, in excess of the greater of (i) 90% of its forecasted production attributable to proved developed producing reserves and (ii) 85% of its forecasted production from total proved reserves for the next two years and 75% of its forecasted production thereafter. If the Partnership fails to perform its obligations under these and other covenants, the revolving credit commitment may be terminated and any outstanding indebtedness under the credit agreement, together with accrued interest, could be declared immediately due and payable. As of June 30, 2011 and December 31, 2010, the Partnership was in compliance with all financial covenants in its credit agreements; however, the Partnership did not provide its December 31, 2010 audited financial statements by April 30, 2011, for which it sought and received a waiver to extend this reporting requirement to July 15, 2011. The Partnership met this reporting requirement and is in compliance with all covenants at June 30, 2011.

As of June 30, 2011 and December 31, 2010, the credit agreement had $18.0 million in outstanding letters of credit primarily related to the Jay Field abandonment and insurance requirements. In connection with the Partnership’s Jay Field abandonment and remediation obligations (see Note 14), the Partnership is required to provide $3.0 million letter of credit each year through 2012. The letters of credit issued pursuant to this obligation are $15 million and $15 million as of June 30, 2011 and December 31, 2010.

As of June 30, 2011 and December 31, 2010, the weighted average interest rate was 5.6% and 4.6% on outstanding advances of $375.7 million and $380.1 million. As of June 30, 2011 and December 31, 2010, the Partnership had availability under the credit agreement of $21.3 million and $16.9 million.

NOTE 7 - FAIR VALUE MEASUREMENTS

Our financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The Partnership’s financial and non-financial assets and liabilities that are being measured on a recurring basis are measured and reported at fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The statement establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy are as follows:

Level 1 –	Defined as inputs such as unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 –	Defined as inputs other than quoted prices in active markets that are either directly or indirectly observable for the asset or liability.

Level 3 –	Defines as unobservable inputs for use when little or no market data exists, therefore requiring an entity to develop its own assumptions for the asset or liability.

Commodity Derivative Instruments — The fair value of the commodity derivative instruments is estimated using a combined income and market valuation methodology based upon forward commodity price and volatility curves. The curves are obtained from independent pricing services.

Interest Rate Derivative Instruments — The fair value of the interest rate derivative instruments is estimated using a combined income and market valuation methodology based upon forward interest rates and volatility curves. The curves are obtained from independent pricing services.

The Partnership utilizes observable inputs available for the valuation technique utilized. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is of significance to the fair value measurement. The following table sets forth, by level within the hierarchy, the fair value of the Partnership’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2011 and December 31, 2010.

	Total	Level 1	Level 2	Level 3
As of June 30, 2011
Assets:
Commodity derivatives	$34,062	$-	$34,062	$-
Interest rate derivatives	-	-	-	-

Liabilities:
Commodity derivatives	$107,988	$-	$107,988	$-
Interest rate derivatives	9,862	-	9,862	-

	Total	Level 1	Level 2	Level 3
As of December 31, 2010
Assets:
Commodity derivatives	$29,120	$-	$29,120	$-
Interest rate derivatives	8,100	-	8,100	-

Liabilities:
Commodity derivatives	$91,088	$-	$91,088	$-
Interest rate derivatives	10,470	-	10,470	-

All fair values reflected in the table above and on the consolidated balance sheets have been adjusted for non-performance risk.

NOTE 8 - DERIVATIVES

The following tables reflect the amounts that were recorded as derivative assets and liabilities on the Partnership’s consolidated balance sheets at June 30, 2011 and December 31, 2010:

	June 30, 2011		December 31, 2010
	Asset	Liability	Asset	Liability
	Derivatives	Derivatives	Derivatives	Derivatives
Derivative not designated as hedging instruments:
Commodity instruments	$34,062	$107,988	$29,120	$91,088
Interest rate instruments	-	9,862	8,100	10,470
Total derivatives not designated as hedging instruments	$34,062	$117,850	$37,220	$101,558

Oil and Gas Commodity Hedges

As of June 30, 2011, the notional volumes of the Partnership commodity hedges were:

		July 1 -
Commodity	Index	December 31, 2011	2012	2013	2014	2015	2016
Oil positions:
Swaps
Hedged Volume (Bbls/d)	WTI	3,960	3,655	3,515	1,621	940	270
Average price ($/Bbls)		$73.39	$76.74	$74.59	$82.40	$91.92	$84.50
Collars
Hedged Volume (Bbls/d)	WTI	700	741	33	1,533	2,000	-
Average floor price ($/Bbls)		$70.00	$69.45	$60.00	$69.79	$70.00	$-
Average ceiling price ($/Bbls)		$110.00	$108.00	$78.20	$105.99	$110.00	$-
Natural gas positions:
Swaps
Hedged Volume (MMBtu/d)	NYMEX	33,882	26,319	23,616	18,662	2,977	-
Average price ($/MMBtu)		$5.22	$5.64	$5.92	$6.18	$5.48	$-
Basis Swaps
Hedged Volume (MMBtu/d)	NYMEX	2,935	2,623	2,466	2,466	-	-
Average price ($/MMBtu) (1)		$(0.16)	$(0.16)	$(0.15)	$(0.15)	$-	$-
Collars
Hedged Volume (MMBtu/d)	Henry Hub	-	2,623	2,466	4,466	15,000	-
Average floor price ($/MMBtu)		$-	$6.50	$6.50	$5.83	$5.00	$-
Average ceiling price ($/MMBtu)		$-	$8.60	$8.65	$7.66	$7.48	$-

(1)
The Partnership’s basis swaps effectively limit its exposure to differences between the NYMEX gas price and the price at the location where the Partnership sells its gas. The average prices listed above are the amounts the Partnership will pay per MMBtu relative to the NYMEX price to “lock-in” these locational price differences.

	Six Months Ended June 30,
	2011	2010
Realized gains (losses) on commodity derivatives	$(12,082)	$2,913
Unrealized gains (losses) on commodity derivatives	(11,958)	44,933
Gains (losses) on commodity derivative contracts, net (1)	$(24,040)	$47,846

(1) Included in "Other income (expense)" in the consolidated statement of operations

Interest Rate Derivative Contracts

During October 2007, the Partnership entered into a derivative instrument for a notional amount of $100 million to effectively fix the LIBOR component of the interest rate on its credit facility during the period from October 31, 2007 to October 31, 2009. Under the derivative instrument, the Partnership made payments to (or received payments from) the contract counterparty when the variable interest rate of the one-month LIBOR fell below or exceeded the fixed rate of 4.29%.

During June 2010, the Partnership entered into two tranches of derivative contracts with initial notional amounts of $275.0 million and $135.6 million to effectively fix the interest rate on its credit facility. Under the first tranche, the Partnership will pay fixed interest rates of 2.74% and receive variable interest rates of one-month LIBOR for the period June 2010 to December 2016. Under the second tranche, the Partnership will pay fixed interest rates of 1.95% and receive variable interest rates of one-month LIBOR for the period July 2010 to December 2016. The effect effectively fixes the Partnership’s LIBOR component on the Partnership’s debt.

On February 28, 2011, the Partnership novated fixed for floating interest rate swaps covering $225 million, the entire funded portion of the Partnership’s revolving credit facility, to QRE. The fair value of these derivative instruments was a $2.9 million net asset position comprising $6.4 million of assets from interest rate derivative contracts and $3.5 million of liabilities from interest rate derivatives. These derivative contracts effectively fix the LIBOR component of the Partnership’s credit facility at 1.9%. As of June 30, 2011, when the remaining interest rate derivative instruments are considered, the Partnership had an effective fixed interest rate of 5.2% comprising a 2.5% applicable margin and 2.7% fixed LIBOR rate.

The table below summarizes the realized and unrealized gains and losses the Partnership incurred related to its interest rate derivative instrument for the six months ended June 30, 2011 and 2010.

	Six Months Ended June 30,
	2011	2010
Realized losses on interest rate swaps	$(4,479)	$(529)
Unrealized losses on interest rate swaps	(4,616)	(7,234)
Losses on interest rate swaps, net (1)	$(9,095)	$(7,763)

(1) Included in "Interest expense, net" in the consolidated statement of operations

We have elected not to designate any of our derivatives as hedging instruments. As a result, these derivative instruments are marked to market at the end of each reporting period and changes in the fair value of the derivatives are recorded as gains or losses in the accompanying consolidated statements of operations.

NOTE 9 - ASSET RETIREMENT OBLIGATIONS

For each well drilled, QAH records an asset retirement obligation (“ARO”). The Partnership records the ARO liability on its unaudited consolidated balance sheet and capitalizes the cost in “Oil and gas properties, using the full cost method of accounting” during the period in which the obligation is incurred. QAH records the accretion of the Partnership’s ARO liabilities in “Accretion of asset retirement obligations” expense in the unaudited consolidated statements of operations. The additional capitalized costs are depreciated on a unit-of-production basis. The total undiscounted amount of future cash flows to settle the Partnership’s asset retirement obligations is estimated to be $53.8 million at June 30, 2011. Payments to settle asset retirement obligations occur over the lives of the oil and gas properties, estimated to be from less than one year to 58 years. Estimated cash flows have been discounted at the Partnership’s credit adjusted risk free rate of 6.3% and adjusted for inflation using a rate of 2.4%.

Changes in the Partnership’s asset retirement obligations for the periods indicated are presented in the following table:

Liability for asset retirement obligation as of December 31, 2010	$51,451
Revisions to previous estimates	226
Liabilities incurred	-
Liabilities settled	-
Accretion expense	2,163
Liability for asset retirement obligation as of June 30, 2011	$53,840
Less: Current portion of asset retirement obligations	(2,544)
Asset retirement obligations - non-current	$51,296

NOTE 10 - PARTNERS’ CAPITAL

QA Global is the general partner of, and owns a 1% interest in QAH. The limited partners of QAH own a 99% interest in QAH, and include QR, Aspect Asset Management, and members of management of QAH. The earnings of the Partnership are allocated to the partners based on their respective ownership percentages.

On January 3, 2011, the underwriters exercised their over-allotment option in full for 2,250,000 common units issued by QRE at $20.00 per unit. Total net proceeds from the sale of these common units, after deducting estimated offering costs, were approximately $42 million, which in accordance with the Contribution Agreement was distributed to the Fund as consideration for assets contributed on the Closing Date and reimbursements for pre-formation capital expenditures.

NOTE 11 - SHARE-BASED COMPENSATION

Partnership’s Long-Term Incentive Compensation Plan

In April 2009, the Partnership adopted a Long-Term Incentive Compensation Plan "Agreement" for its executive officers and other key employees. These employees receive certain interest, as defined below, in distributions received by the Partnership through its subsidiaries. During the six months ended June 30, 2011, the Partnership recognized compensation expense of $0.5 million in equity-classified awards and $0.5 million in liability-classified awards. No compensation expense was recorded during the six months ended June 30, 2010.

The Partnership General Partnership (Funded) Interest

The Partnership contributes to the Fund 3% of all equity contributions made to the Fund and receives 3% of any distributions made by the Fund ("GP Funded Interest"). A special class of limited partnership interest in the general partner of the Fund was created to give executive officers and other key employees an interest in the GP Funded Interest after the Partnership has recouped a portion of its total capital contributed to the Fund until each employee has received a cumulative amount equal to his vested share of the GP Funded Interest. Employees awarded this interest vest 15% on each of the first five anniversaries of the effective date and the remaining 25% vests if employed upon the disposition of substantially all of the assets of the Fund.

The Partnership incurred non-cash compensation expense related to the GP Funded Interest awards of $0.1 million for the six months ended June 30, 2011 compared to none for the six months ended June 30, 2010.

The Partnership General Partner Promote Interest

After all investors in the Fund have received a return of their equity contributions plus a return of 8%, the Partnership is entitled to receive 14% of all amounts distributed thereafter, including a catch-up on the amount distributed as part of the 8% return to all investors ("GP Promote"). A special class of limited partnership interest was created to award executive officers and other key employees 100% of the interest in the GP Promote until distributions attributable to the GP Promote aggregate $12,800,000 and thereafter 39% of the distributions attributable solely to the GP Promote. Employees awarded this interest vest 15% on each of the first five anniversaries of the effective date and the remaining 25% vests if employed upon the disposition of substantially all of the assets of the Fund.

The Partnership incurred non-cash compensation expense related to the GP Promote Interest awards of $0.1million for the six months ended June 30, 2011 compared to none for the six months ended June 30, 2010.

Purchase/Carry Interests

The Partnership, through a subsidiary, purchases a 2% interest in each property acquired by the Fund and also receives a 2% carried interest in each property acquired by the Fund. A special class of limited partnership interests in the Partnership was created and awarded on April 1, 2009 to two senior executive officers in the aggregate of 19.5% of the distributions made by the subsidiary ("Purchase/Carry Interest") excluding an amount that represented the net agreed value of the subsidiary assets on the date of grant. The Purchase/Carry Interests vest (i) 50% upon the effective date of the grant, (ii) an additional 7.5% on each of the first five anniversaries following April 1, 2009 and (iii) the remaining 12.5% vest if employed upon the disposition of substantially all of the assets of the Fund. In addition, the executives must be employed as of the Fund's investment period, currently June 30, 2012, and the Fund must achieve a 1.5X return on its total capital investment, as defined by the Agreement.

The Partnership incurred non-cash compensation expense of $0.3 million during six months ended June 30, 2011 compared to none during the same period in 2010.

Performance Cash Deferred Compensation Plan

In April 2009, the Partnership established a bonus plan ("Bonus Pool") for certain key employees to award these employees upon the Fund achieving certain performance targets and service by the employee. If the Fund achieves a 1.75X return on its total capital investment ("1.75X ROI") as defined in the plan, a Bonus Pool of $12.5 million will be established for the employees. If the Fund achieves a 2.0X return on its capital investment the Bonus Pool will be increased to $15 million.

During the fourth quarter 2010, the Partnership determined that it was probable to meet the 1.75X ROI and began recording compensation expense. The Partnership recorded $0.5 million of compensation expense in general and administrative expenses in the statement of operations for the six months ended June 30, 2011. These awards are liability-classified awards as they will ultimately settle in cash.

NOTE 12 - NATURAL GAS IMBALANCES

The Partnership accounts for its natural gas imbalances under the sales method. The Partnership had net over-produced liabilities of $4.6 million (1,067 MMcf) and $5.0 million (1,258 MMcf) as of June 30, 2011 and December 31, 2010, for over-produced positions which were beyond ultimate recoverability of remaining natural gas reserves.

As disclosed in Note 1, the Partnership recorded certain immaterial out-of-period adjustments during the six months ended June 30, 2011. The Partnership’s over-produced natural gas positions were overstated by approximately $0.7 million as of December 31, 2010. The Partnership corrected the imbalances during the six months ended June 30, 2011. The over-produced natural gas position was recorded in accrued liabilities.

NOTE 13 - EMPLOYEE BENEFIT PLANS

The Partnership has a 401(k) savings plan available to all eligible employees. For the six months ended June 30, 2011 and 2010, the Partnership matched 100% of employee contributions up to 3% of the employee’s salary. Matching contributions vest immediately. The Partnership made matching cash contributions to the plan for the six months ended June 30, 2011 and 2010 of $0.2 million.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Partnership is involved in disputes or legal actions arising in the ordinary course of business. QAH does not believe the outcome of such disputes or legal actions will have a material adverse effect on the Partnership’s consolidated financial position, results of operations, or cash flows, except as noted below.

Property Reclamation Deposit

In connection with the 2006 Gulf Coast acquisition between ExxonMobil Corporation and QRM, the Partnership was required to deposit $10.0 million into an escrow account as security for abandonment and remediation obligations. As of June 30, 2011 and December 31, 2010, $10.7 million was recorded in other assets related to the deposit. In addition to the cash deposit, the Partnership was required to provide a $3.0 million letter of credit; the agreement also requires an additional $3.0 million letter of credit to be issued in favor of the seller each year through 2012. Letters of credit totaling $15 million were issued as of June 30, 2011 and December 31, 2010. The Partnership is required to maintain the escrow account in effect for three years after all abandonment and remediation obligations have been completed. The funds in the escrow account are not to be returned to the Partnership until the later of three years after satisfaction of all abandonment obligations or December 31, 2026. At certain dates subsequent to closing, the Company has the right to request a refund of a portion or all of the property reclamation deposit. Granting of the request is at the seller’s sole discretion.

Legal Proceedings

The Partnership is involved in various suits and claims arising in the normal course of business. The Partnership related entities owning record working interest in the Jay Field, brought suit against Santa Rosa County, Florida, protesting the County’s assessed value for the Jay interests for calendar years 2009 and 2010. Santa Rosa County assessed the value of the Jay Field at approximately $92.0 million for each year. The Partnership made good faith payments for each calendar year based on valuations of $45.0 million and $5.0 million for 2010 and 2009. If the County were to prevail in its assessed value, the resulting additional tax to the Partnership will be approximately $1.3 million for 2009 and $0.8 million for 2010. The Partnership believes it has a sound case to prevail on an assessed value lower than that asserted by Santa Rosa County for each calendar year.

In management’s opinion, the ultimate outcome of this case will not have a material adverse effect on the Partnership’s consolidated results of operations, financial position or cash flows. Based on management’s assessment, no contingent liability has been recorded as of June 30, 2011 and December 31, 2010.

In April 2011, the Partnership received a demand letter from a third-party for severance taxes related to production for the past ten years from an operating unit. The total amount claimed is approximately $2.0 million. During October 2011 the Partnership received a settlement offer from the third-party of approximately $0.3 million. The Partnership accepted the settlement offer and recorded expense during the three and six months ended June 30, 2011 of $0.3 million in “Production Expenses” and a corresponding liability. No contingent liability was recorded as of December 31, 2010.

NOTE 15 - RELATED-PARTY TRANSACTIONS

Affiliate Management Agreement

The LP's have management agreements with QAAM, an affiliated entity, to provide management services for the operation and supervision of the partnerships. The management fee is determined by a formula based on the partners’ invested capital or the equity capital commitment. During the six months ended June 30, 2011, the Partnership paid $5.8 million to QAAM for management fees, compared to $5.0 million paid during the six months ended June 30, 2010.

Over-allotment Option Exercise

On January 3, 2011, in connection with the initial public offering (IPO) of QRE, the underwriters exercised their over-allotment option in full for 2,250,000 common units issued by QRE at $20.00 per unit. Total net proceeds from the sale of these common units, after deducting estimated offering costs, were approximately $42 million which, in accordance with the Contribution Agreement were distributed to the Partnership as consideration for assets contributed to QRE on December 22, 2010 and reimbursements for pre-formation capital expenditures. The funds were distributed to unit holders of the Partnership in January 2011.

Agreements with QRE

In connection with the Fund’s conveyance of certain assets to QRE, the Partnership entered into several agreements. The following is a description of those agreements.

Contribution Agreement

On December 22, 2010, in connection with the closing of QRE’s IPO, the Fund entered into a Contribution Agreement by and among the Fund and QRE and its general partner and affiliates. Pursuant to the Contribution Agreement, the Fund contributed net assets of $223.7 million to QRE in exchange for 11,297,737 common and 7,145,866 subordinated limited partner units and a $300 million cash distribution.

Services Agreement

During the term of the Services Agreement, the Partnership will not be reimbursed by QRE for any direct or indirect general and administrative expenses relating to QRE in excess of the administrative service fee. For the six months ended June 30, 2011, and the period from the closing of QRE’s IPO through December 31, 2010, the expenses incurred, net of the administrative service fee, were $6.0 million and $0.2 million.

Omnibus Agreement

On December 22, 2010, in connection with the closing of QRE’s IPO, the Partnership also entered into an Omnibus Agreement (the “Omnibus Agreement”) by and among it, QRE GP, OLLC, the Fund, and QA Global.

Under the terms of the Omnibus Agreement, the Fund will offer QRE the first option to purchase properties that it may offer for sale, so long as the properties consist of at least 70% proved developed producing reserves. The 70% threshold is a value-weighted determination made by the Fund. Additionally, the Fund will allow QRE to participate in acquisition opportunities to the extent that it invests any of the remaining approximately $150 million of its unfunded committed equity capital. Specifically, the Fund will offer QRE the first opportunity to participate in at least 25% of each acquisition opportunity available to it, so long as at least 70% of the allocated value is attributable to proved developed producing reserves. In addition to opportunities to purchase proved reserves from, and to participate in future acquisition opportunities with, the Fund, if QA Global or its affiliate establishes another fund to acquire oil and natural gas properties within two years of the closing of the IPO, QA Global will cause such fund to provide QRE with a similar right to participate in such fund’s acquisition opportunities. These contractual obligations will remain in effect until December 21, 2015.

The Omnibus Agreement provides that the Fund will indemnify QRE against: (i) title defects, subject to a $75,000 per claim de minimus exception, for amounts in excess of a $4.0 million threshold, and (ii) income taxes attributable to pre-closing operations as of the Closing Date of QRE’s IPO. The Fund indemnification obligation will (i) survive for one year after the closing of QRE’s IPO with respect to title, and (ii) terminate upon the expiration of the applicable statute of limitations with respect to income taxes. QRE will indemnify the Fund against certain potential environmental claims, losses and expenses associated with the operation of QRE’s business that arise after the consummation of QRE’s IPO.

Other Affiliate Transactions

In addition to the affiliate transactions with QRE described above, QAH advanced funds to affiliated entities primarily for management fees paid on behalf of the affiliates during 2011 and 2010, and also had funds incurred on its behalf by affiliates during 2011. The following table summarizes the related party receivables and payable as of each period ended:

	June 30,	December 31,
	2011	2010
Due from affiliates:
QA Asset Management LP	$1,479	$3,159
QRE Operating LLC	-	441
QA Global GP LLC	10	10
	$1,489	$3,610
Due to affiliates:
QR Energy, LP	$14,810	$-
QRE Operating LLC	(26,613)	-
	$(11,803)	$-

NOTE 16 - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information was as follows for the periods indicated:

	Six Months Ended June 30,
	2011	2010

Cash:
Cash paid during the period for interest	$6,385	$4,136
Cash paid during the period for taxes	905	-
Noncash:
Change in accrued capital expenditures	$(3,463)	$(5,748)
Insurance premium financed	-	1,372
Net additions to asset retirement obligations	226	10,830

NOTE 17 - SUBSEQUENT EVENTS

In preparing the accompanying financial statements, the Partnership has evaluated events that have occurred after June 30, 2011 through the issuance of the financial statements.

The Partnership signed a definitive agreement to contribute certain oil and natural gas properties to QRE. The transaction closed October 3, 2011 with an effective date of October 1, 2011. The Partnership contributed approximately $577 million in assets in exchange for $350 million in preferred units and assumption of $227 million in debt. In connection with the exchange, the Partnership novated certain fixed rate interest rate swaps and commodity derivatives to QRE.

On August 15, 2011 the Partnership distributed approximately $12 million to unit holders.

During September 2011, the Partnership increased their basis in certain fixed price crude swaps which effectively settled the outstanding positions.

The Partnership divested certain oil and gas properties in Oklahoma in exchange for a working interest in wells in the same basin and cash. The agreement was entered into on July 29, 2011 with an effective date of April 1, 2011. The Partnership received approximately $33.5 million for these properties which was recorded as a reduction to capitalized costs pursuant to full cost accounting rules.

In August 2011, the Partnership called capital contributions of approximately $56.9 million. $14.9 million of contributions were used to maintain the Partnership’s interest in Ute Energy, LLC and $42 million were used to “buy-up” certain commodity hedges.

As of September 30, 2011, the Partnership was not in compliance with the total debt to EBITDAX financial covenant due to the realized loss on commodity derivatives from the modification of our existing fixed price swap contracts. However, the Partnership sought and received a consent dated November 14, 2011 from our lenders to exclude this nonrecurring item from the calculation yielding a ratio in compliance with the financial covenants as of the September 30, 2011.

During the three months ended September 30, 2011, the Partnership invested an additional $14.9 million in Ute Energy, LLC. The additional investment was a result of unaffiliated owners purchasing an interest in Ute Energy, LLC in which the Partnership accordingly increased its investment to maintain its ownership percentage. As of September 30, 2011 and December 31, 2010 the Partnership’s ownership in Ute Energy, LLC was 23.8%.

During the nine months ended September 30, 2011 the Partnership paid down approximately $38 million in outstanding debt using cash flow from operations.